FOR IMMEDIATE RELEASE	Exhibit 99.1
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY PROVIDES FINANCIAL UPDATE
Chicago, Illinois, October 2, 2007 — Midway Games Inc. (NYSE: MWY) today announced revised estimates for the Company’s third quarter ended September 30, 2007, and fiscal year ending December 31, 2007. The changes are primarily to reflect Midway’s decision to release Stranglehold for the PLAYSTATION® 3 computer entertainment system in the fourth quarter rather than the third quarter, the expected movement of Unreal Tournament 3 for the PLAYSTATION 3 system into the first quarter of fiscal 2008, and lower expected sales of BlackSite: Area 51 primarily due to the adverse impact of the split shipment between the Xbox 360 and the PLAYSTATION 3 system, with the European version of BlackSite: Area 51 for the PLAYSTATION 3 system-shifting into the first quarter of 2008.
The Company now expects third quarter revenue of approximately $39 million, as compared to the Company’s previous estimate of approximately $50 million, and a net loss of $0.33 per basic and diluted share, compared to the Company’s previous estimate of a net loss of approximately $0.23 per basic and diluted share. On a non-GAAP basis, the Company now expects a loss of approximately $0.27 per basic and diluted share, compared to the Company’s prior estimate of $0.17 per basic and diluted share. A reconciliation of non-GAAP to GAAP guidance is provided in a table at the end of this press release.
For the year ending December 31, 2007, the Company now expects full year revenue of approximately $170 million, as compared to the Company’s previous estimate of approximately $225 million, and a net loss of $0.85 per basic and diluted share, compared to the Company’s previous estimate of a net loss of approximately $0.44 per basic and diluted share. On a non-GAAP basis, the Company now expects a loss of approximately $0.66 per basic and diluted share, compared to the Company’s prior estimate of $0.27 per basic and diluted share. A reconciliation of non-GAAP to GAAP guidance is provided in a table at the end of this press release.
David F. Zucker, president and chief executive officer, commented, “While we regret that these delays will cause us to lose some valuable holiday sales in the near term as well as shift revenue for some of these titles out of 2007 and into 2008, we remain confident that our technology strategy and product plan position us to grow both revenue and market share as we move into the heart of this console cycle. Looking ahead to 2008, with our core technology platform now in place, we expect to release a number of titles, including already announced console versions of Unreal Tournament 3, a next generation installment of our NBA Ballers franchise, Wheelman, and TNA iMPACT! the video game. We also expect to release several as-yet unannounced titles such as next generation versions of our hit franchises Blitz and Mortal Kombat, and two exciting new ambitious open world games. We intend to give more details on our 2008 release schedule in the near future.”

CONFERENCE CALL
Midway Games Inc. will host a brief conference call and simultaneous webcast open to the general public at 5:30 P.M. EDT today, Tuesday, October 2, 2007, to discuss this press release. The conference call number is (866) 202-3109 or (617) 213-8844 (international callers). The passcode for the call is 72320098. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until October 9th by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 48147564. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
NON-GAAP FINANCIAL MEASURES
Midway has included non-GAAP financial measures in its 2007 outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share.
Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results. These non-GAAP financial measures exclude the following items:
Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 1, 2006, in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies this component of compensation expense that does not require cash outlay.
Non-cash convertible debt interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion prices of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for a more direct comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes. This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets. Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed appropriate.

In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
MIDWAY GAMES INC.
Reconciliation of Guidance EPS — GAAP versus Non-GAAP
(unaudited)

	Three Months Ended		Full year Ending
	September 30, 2007		December 31, 2007
	Current	Prior	Current	Prior
	Guidance	Guidance	Guidance	Guidance

Basic and diluted loss per share of common stock	$(0.33)	$(0.23)	$(0.85)	$(0.44)
Deferred tax expense related to goodwill and stock option expense (1)	0.01	0.01	0.03	0.04
Convertible debt non-cash interest expense	0.05	0.05	0.16 (2)	0.13

Non-GAAP basic and diluted loss per share of common stock	$(0.27)	$(0.17)	$(0.66)	$(0.27)

(1)	Excludes stock option costs capitalized as product development costs.

(2)	Increase attributable to additional debt discount recorded in August 2007 when the conversion price of the 7.125% convertible senior notes decreased from $8.80 to $6.60 per share of common stock.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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